Exhibit 99.2

E. P. Keiffer (SBN 11181700)
Wright Ginsberg Brusilow P.C.
The Elm Place Building
1401 Elm Street, Suite 4750
Dallas, TX  75202
Phone: (214) 651-6500
Fax:      (214) 744-2615
E Mail:  pkeiffer@wgblawfirm.com

ATTORNEY FOR DEBTOR

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:	§
	§	CASE NO. 09-30572-HDH-11
ESPRE SOLUTIONS, INC.	§
	§	(Chapter 11)
DEBTOR	§

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED

Espre Solutions, Inc., (“Debtor”), a corporation which has filed for relief under Title 11 of the U.S. Code, proposes the following Second Amended Plan of Reorganization (hereinafter referred to as “Plan”).

ARTICLE I.

Definitions

Capitalized terms used in this Plan, unless otherwise defined herein, shall have the meanings or rules of construction assigned to each under the Bankruptcy Code.  In construing the defined term or terms used in the Plan, (i) the singular shall include the plural and the plural shall include the singular, (ii) the conjunctive shall include the disjunctive and the disjunctive shall include the conjunctive, and (iii) reference to any gender shall include any other gender as appropriate.  Unless the context otherwise requires, the following terms used herein shall have the following meanings:

1.01    Administrative Expense shall mean a claim entitled to administrative priority under the provisions of Section 507 (a)(2) of the Code under Section 503(b) of the Code.

1.01(a)  Acron Rejection Claim Resolution Agreement shall mean the agreement between the Debtor and Acron Kings Park Limited Partnership (“Acron”) which is set forth in detail in Section 5.09 resolving Acron’s proof of claim No. 8 filed on April 13, 2009, in the amount of $810,171.20, which is the subject of an objection to such claim filed by the Debtor on April 22, 2009, Docket No. 96.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 1 of 34

1.02    llowed Administrative Expense shall mean an Administrative Expense arising from costs or expenses of administration of the Debtor’s Estate allowed under Section 503(b) of the Bankruptcy Code, including, without limitation: any actual and necessary expenses of preserving the Debtor’s Estate; any actual and necessary expenses of operating the Debtor’s business from and after the Petition Date to and including the Confirmation Date; any borrowing by Debtor pursuant to Section 364 of the Bankruptcy Code, regardless of priority; all allowances of compensation or reimbursement of expenses to the extent approved by the Bankruptcy Court under Section 330 of the Bankruptcy Code for professionals; and any fees or charges assessed against the Debtor’s Estate under Chapter 123, Title 28, United States Code.

1.03   Allowed Claim shall mean any Claim in the amount and in the priority classification set forth in any proof of such Claim that has been timely filed in this case, or in the absence of such proof, as set forth in the Debtor’s Schedule of Liabilities, as amended, filed in the Case, unless: (i) such Claim has been listed in such Schedule as disputed, contingent, or unliquidated, in which case such Claim shall be allowed only if a proof of such Claim has been timely filed; (ii) such Claim has been objected to or is objected to after entry of the Confirmation Order, in which case such Claim shall be allowed only in such amount and such classification as is authorized by a Final Order of the Bankruptcy Court; or (iii) such Claim has been paid in full, withdrawn or otherwise deemed satisfied in full.  An Allowed Claim shall not include un-matured interest accruing after the Petition Date unless otherwise stated in the Plan.

1.04    Allowed General Unsecured Claim shall mean an Allowed Claim which is not entitled to priority under Section 507(a) of the Bankruptcy Code, or as to which the claimant does not have a validly perfected enforceable lien or security interest as defined in Section 101 as defined in Sections 101(37), (50) and (51) of the Code, or an Allowed Claim arising from the rejection of an unexpired lease or executory contract.

1.05    Allowed Interests shall mean all of the holders of any Equity Security of the Debtor.

1.06    Allowed Secured Claim shall mean an Allowed Claim which is secured by an interest in property of Debtor’s Estate, to the extent of the value of such Estate Property.

1.07    Allowed Unsecured Priority Claim shall mean an Allowed Claim of: a) employees of the Debtor for wages, salary, vacation, severance or sick leave pay earned by same within 180 days of the Petition Date [August 3, 2008] as set forth in Section 507(a)(4) of the Code; and b) a governmental unit, as defined in Section 101(27) of the Code, which is unsecured and which is entitled to priority under Section 507(a)(8) of the Code.

1.08    Assumption Cure Costs shall mean the monetary requirement with regard to the Executory Contracts and Unexpired Leases of the Debtor which the Winning Interest Acquisition Bid designates will be assumed by the Debtor on the Plan Closing Date.  The amount of any constituent portion of the Assumption Cure Costs will be determined in accordance with the provisions set forth in Section 6.01 of the Plan.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 2 of 34

1.09    Avoidance Actions shall mean any cause of action under the various sections of Chapter 5 of Title 11 of the U. S. Code which causes of action are created by virtue of the Debtor filing for relief under the Bankruptcy Code.

1.10    Bankruptcy Code shall mean Title 11 of the United States Code, 11 U.S.C. Section 101, et. seq., as amended from time to time.

1.11    Bankruptcy Court shall mean the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

1.12    Bankruptcy Rules shall mean the Federal Rules of Bankruptcy Procedure adopted by the Supreme Court of the United States, as amended from time to time.

1.13    Bar Date shall mean the bar date set by order of the Court on account of the Debtor’s Motion to Set Bar Date.  The date sought in the Motion to Modify Automatically Set Bar Date for Filing Proofs of Claim is March 30, 2009. The currently listed bar date set by virtue of Standing Order 97-4, is June 1, 2009.

1.14    Bid Threshold shall mean a Winning Interest Acquisition Bid which closes at $6,250,000 or higher.

1.15    Case means the Chapter 11 bankruptcy case of the Debtor pending before the Bankruptcy Court entitled In re Espre Solutions, Inc., case number 09-30572-HDH-11, including any adversary proceedings or other ancillary proceedings.

1.16    Chapter 11 shall mean Chapter 11 of the Bankruptcy Code.

1.17    Claim shall mean any right to payment or right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from Debtor on or as of the Petition Date, whether or not such right is reduced to judgment, liquidated, fixed, contingent, disputed, legal, equitable, secured or unsecured.

1.18    Claims Objection Bar Date shall mean the date on or before which the Debtor shall have filed any and all objections to the allowance of Claims for distribution purposes.  The Claims Objection Bar Date is the 45th day after the Effective Date of the Plan.

1.19    Confirmation Date shall mean the date on which the Confirmation Order is entered by the Clerk of the Bankruptcy Court in the docket for the Case.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 3 of 34

1.20    Confirmation Hearing shall mean the hearing held before the Bankruptcy Court where the Debtor seeks the confirmation of the Plan in accordance with 11 U.S.C. § 1129.

1.21    Confirmation Order shall mean the Order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

1.22    Creditor shall mean any Person that asserts a Claim.

1.22(a)  Creditor Liaison shall mean Bruce Johnson of Johnson & Silver, LLP, 12720 Hillcrest Road, Suite 280, Dallas, Texas, 75230, who shall serve in a non compensated advisory capacity in so far as the Litigation Agent is concerned, to assist, be consulted by and give recommendations to the Litigation Agent with regard to use of the Litigation Fund and the determinations to be made by the Litigation Agent regarding the Retained Claims and Causes of Action – Litigation Agent.

1.23    Dalcor shall mean Dalcor, Inc. a Panamanian entity, which is the owner and holder of the Dalcor Secured Claim.

1.24    Dalcor Allowed Claim means the total amount of the indebtedness owed by the Debtor to Dalcor, evidenced by the Convertible Secured Promissory Note and Loan Agreement in the original principal amount of $5,000,000, which per the Debtor’s schedules is stated at $6,035,772.00, which includes the Dalcor Allowed Secured Claim ($3,279,742), the Dalcor Allowed Unsecured Claim ($1,856.030) and the Dalcor Allowed Subordinated Unsecured Claim ($ 900,000).

1.25    Dalcor Allowed Secured Claim means the secured indebtedness owed by the Debtor to Dalcor, evidenced by (i) Convertible Secured Promissory Note and Loan Agreement in the original principal amount of $5,000,000; (ii) Security Agreement (iii) Pledge Agreement; and (iv) Patent Security Agreement, all dated August 20, 2008 and valued per the Debtor’s schedules at $3,279,742.00.

1.26    Dalcor Allowed Subordinated Unsecured Claim means the agreed upon treatment of the total amount of the indebtedness owed by the Debtor to Dalcor, evidenced by the Convertible Secured Promissory Note and Loan Agreement in the original principal amount of $5,000,000, generated on account of the acceleration based default  "Apenalty" of 18% of the original principal amount or $900,000.

1.27    Dalcor Allowed Unsecured Claim means the balance remaining of the total amount of the indebtedness owed by the Debtor to Dalcor, evidenced by the Convertible Secured Promissory Note and Loan Agreement in the original principal amount of $5,000,000, after deduction of the Dalcor Allowed Secured Claim and the Dalcor Allowed Subordinated Unsecured Claim or $1,856,030.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 4 of 34

1.28    Debtor shall mean Espre Solutions, Inc., the Debtor and Debtor-in-Possession in this Case.

1.29    Disputed Claim shall mean (a) any Claim or portion of a Claim (other than an Allowed Claim) which is scheduled by the Debtor as disputed, contingent or unliquidated, or (b) a Claim, proof of which has been filed pursuant to § 501(a) of the Bankruptcy Code as unliquidated or contingent, or (c) a Claim, or any portion thereof, proof of which has been filed pursuant to § 501(a) of the Bankruptcy Code and as to which an objection to the allowance thereof, in whole or in part has been interposed within any time limitation fixed by an order of the Bankruptcy Court, or by this Plan, which objection has not been settled or determined, in whole or in part, by a Final Order.

1.30    Effective Date shall mean the eleventh day following the day the Confirmation Date, unless a stay of the Confirmation Order is obtained.  In the event a stay is obtained, the Effective Date will be the eleventh day after an order dissolving the stay is entered.

1.31    Estate shall mean the estate created upon the commencement of this Case pursuant to Section 541(a) of the Bankruptcy Code.

1.32    Estate Property shall mean all of the Debtor’s property created in this Case, including all property in which the Debtor has an interest, as defined in Section 541(a) of the Bankruptcy Code.

1.33    General Unsecured Claim shall mean a Claim which: a) is not entitled to priority under Section 507(a) of the Bankruptcy Code; b) does not have a validly perfected enforceable lien or security interest as defined in Sections 101(37), (50) and (51) of the Code; c) arises from the rejection of an unexpired lease or executory contract; or d) represents the unsecured portion of an Allowed Claim of a Creditor

1.34    Initial Interest Acquisition Bid shall mean the bid made by Dalcor, the holder of the Dalcor Allowed Claim, of $4,000,000.  The actual cash amount required to be deposited by Dalcor with Debtor’s counsel, which will be held at interest until either: a) the Plan Closing Date, if Dalcor is the Winning Interest Acquisition Bid; or b) another party in interest is the Winning Interest Acquisition Bid, shall equal $720,258 plus the Post Confirmation Operational Funding Requirement, as set forth in Section 1.44 based upon operating cash requirements as set forth in Disclosure Statement Exhibit VIII.B.  Dalcor’s Initial Interest Acquisition Bid shall be the standby Winning Interest Acquisition Bid if the Winning Interest Acquisition Bid declared at the Interest Acquisition Auction does not close.  Dalcor has obligated itself to fund the cash portion of the Initial Interest Acquisition Bid and to fund the Post Confirmation Operational Funding Requirements by means of the documents attached as Plan Exhibit 1.34.

1.35    Interest Acquisition Auction shall mean the auction described in Plan Section 5.01, if there is a Minimum Interest Acquisition Bid other than the Initial Interest Acquisition Bid.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 5 of 34

1.36    Litigation Agent shall mean B. G. Moore the person appointed, pursuant to the Plan, to act as the Section 1123(b)(3)(B) representative of the estate for the purpose determining to pursue or not to pursue any of the Retained Claims and Causes of Action - Litigation Agent, and having all powers and capacities  as necessary to litigate or settle same and having the authority to employ counsel or other professionals, who the Litigation Agent may deem necessary to secure the best possible result for the Creditors in Classes 4 and 5, and if the Bid Threshold is met, for the Interest Holders in Class 6, who are the functional beneficiaries of any recoveries, as set forth in more detail in Sections 3.06-3.08, 5.06 and 8.01 and 8.02 of the Plan.

1.37    Litigation Fund shall consist of $75,000, in cash, from the Winning Interest Acquisition Bid, for the sole use by the Litigation Agent with regard to the pursuit of the Retained Claims and Causes of Action - Litigation Agent or for distribution per the Plan, if the Litigation Agent determines that pursuit of the Retained Claims and Causes of Action - Litigation Agent is in whole or in part, not justified, as set forth in more detail in Section 8.01 and 8.02 of the Plan.

1.38    Minimum Interest Acquisition Bid shall mean the bid required by any party in interest, other than the Initial Interest Acquisition Bid.  The minimum amount of the Minimum Interest Acquisition Bid shall be $4,000,000.  The Minimum Interest Acquisition Bid must be tendered to Counsel for the Debtor five (5) business days prior to the Confirmation Hearing and  the sum required hereunder to be deposited must be wired at least four (4) business days prior to the Confirmation Hearing, to counsel for the Debtor’s client trust account, to be held at interest.  The Minimum Interest Acquisition Bid of any party in interest shall designate the following:

a)	who will be the director(s) and officers of the Debtor, post confirmation, if it becomes the Winning Interest Acquisition Bid;

b)
which of the Executory Contracts and Leases detailed in Article 6 of the Plan such party in interest wishes to have the Debtor assume and which are to be rejected and how the Assumption Cure Costs will be met, if such is different than set forth in those sections; and

c)	proof of the financial ability to meet the Post Confirmation Operational Funding Requirements set forth in the Plan

The form of the Minimum Interest Acquisition Bid is set forth as Plan Exhibit 1.38.  Any Minimum Interest Acquisition Bid can be withdrawn, without penalty, inclusive of all interest earned, if the Debtor has proposed any modifications to the Plan, after any such modification is filed, if Debtor’s counsel is notified of such withdrawal by e-mail or telecopy or hand delivered letter, with in 48 hours of such modifications filing by the Debtor, unless the time frame available prior to the Confirmation Hearing is less than 48 hours in which case said Minimum Interest Acquisition Bid may be withdrawn at anytime prior to the commencement of the Confirmation Hearing by stating that the party wishes to so withdraw on the record prior to the commencement of the Confirmation Hearing.  Two hundred thousand dollars ($200,000) of the Minimum Interest Acquisition Bid shall be liquidated damages with regard to any party in interest who tenders same, and who becomes the Winning Interest Bid, but does not close such transaction on the Plan Closing Date.  Such liquidated damages shall be paid pro-rata to the holders of Allowed Class 4 General Unsecured Claims.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 6 of 34

1.39    New ESPRE Common Stock shall mean 1,250,00 shares of newly issued common stock of the Debtor with a  par value $.01, which shares shall be issued by the Debtor on or after the Plan Closing Date to the holder of the Winning Interest Acquisition Bid.

1.40    Petition Date shall mean January 30, 2009, the date upon which the Debtor filed a petition for relief under Chapter 11 of the Bankruptcy Code.

1.41    Plan shall mean this Chapter 11 Plan, in its present form and as it may be further amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the provisions contained herein.

1.42    Plan Closing Date shall mean the date all requirements to effectuate the transfer of the New Espre Common Stock in exchange for the Winning Interest Acquisition Bid.  The Plan Closing Date shall occur as soon as reasonably possible after the Effective Date, but in no event more than 10 days after the Effective Date. The Plan Closing Date may be extended, by the Debtor, to the extent necessary, to effectuate the transfer have occurred.

1.43    Plan Distribution Date shall mean the date by which all cash payments, to the extent that the Winning Interest Acquisition Bid is capable of paying to said classes in the priority provided for in the Plan, after the provision for the reserves required to be made for Allowed Administrative Expenses of Professionals, Assumption Cure Costs and for the Litigation Fund shall be made.  The Plan Distribution Date shall occur as soon as reasonably possible after the Claims Objection Bar Date, but in no event more than 60 days after the Plan Closing Date.

1.44    Post Confirmation Operational Funding Requirement shall mean the requirement to provide adequate operating funds for the Debtor to operate its continuing line of business, as modified by the Confirmation of the Plan, after the Plan Closing Date, for a period of at least one (1) year.   Such requirement must be met in the form of equity, a line of credit or other debt which is the subject to a binding commitment by a capable lender.  The minimum requirement for such funding ($1,750,000) is based upon operating cash requirements set forth in the Disclosure Statement Exhibit VIII.  Provided that Dalcor is the Winning Interest Acquisition Bid, Dalcor has obligated itself to fund the cash portion of the Wining Interest Acquisition Bid and to fund the Post Confirmation Operational Funding Requirements, as evidenced the documents attached as Plan Exhibit 1.34, as otherwise required under this Plan.

1.45    Pro Rata shall mean the same proportion that an Allowed Claim or Allowed Interest in a particular class bears to the aggregate amount of all Allowed Claims or Allowed Interests in such class.  To the extent that Disputed Claims exist in such class, until all such Disputed Claims shall have become Allowed Claims as the case may be, pro rata shall mean the same proportion that an Allowed Claim in a particular class bears to the aggregate amount of all Allowed Claims and Disputed Claims in such class.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 7 of 34

1.46    Rejection Claims Bar Date shall have the meaning set forth in Section 6.03 of the Plan, except with regard to the parties to the Modified License Lite provision set forth in Section 6.05 of the Plan and except with regard to the Motion to Reject Executory Contract with Hands On Video Relay Services, Inc. on April 23, 2009(Docket No. 104), which shall govern that specific contract.

1.47    Rejection Election Royalty Payments shall mean any sums recovered on account of any 365(n)(1)(B) election to treat a license rejection, where the Debtor is the licensor, so that the licensee retains rights in the intellectual property and in doing so must, per 365(n)(2)(B) pay royalties (including license fees which are past due).

1.48    Retained Claims and Causes of Action shall have the meaning set forth in Section 5.06 of the Plan and specifically includes Avoidance Actions.

1.49    Retained Claims and Causes of Action - Litigation Agent shall be that specific subset of Retained Claims and Causes of Action set forth in Plan Exhibit 5.06 retained for the benefit of holders of Allowed Claims or Allowed Interests (if the Bid Threshold is met) in  Classes 4-6.

1.49(a)   Video Software Partners, LLC/Greg Somers/Video Partners LLC Allowed Unsecured Claims (“VSP Claims”) shall mean the $1,500,000 claim represented by proof of claim #5 filed on March 19, 2009 and as may be amended to show ownership of same, which claims are resolved and allowed pursuant to this Plan, per Section 5.09.  VSP Claims shall be treated as a Class 4 Allowed General Unsecured Claim ($250,000); Class 5 Dalcor and VSP Allowed Subordinated Claim ($350,000) and Class 8 VSP Residual Allowed Unsecured Claim ($900,000.00).

1.50    Winning Interest Acquisition Bid shall mean the Interest Acquisition Bid which is either: a) the Initial Interest Acquisition Bid, if there is no other Minimum Interest Acquisition Bid; or b) the highest bid at the Interest Acquisition Auction.

ARTICLE II.

Classification of Allowed Claims and Allowed Interests

2.01    Inclusion in Classes.  All Allowed Claims and Allowed Interests, other than Allowed Claims specified in Sections 507(a)(2), 507(a)(3) and 507(a)(8), which Allowed Claims are not classified in accordance with Section 1123(a)(1) of the Bankruptcy Code, are placed in the classes described in this Article II of the Plan.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 8 of 34

2.02    Class 1 Ad Valorem Taxing Authorities Allowed Secured Claims.  Class 1 shall consist of the Allowed Secured Claims of Ad Valorem Taxing Authorities on the Debtor’s business personal property which accrued on January 1, 2009.

2.03    Class 2 Dalcor Allowed Secured Claim. Class 2 shall consist of the Dalcor Allowed Secured Claim in the amount of $3,279,742.

2.03    Class 3 Allowed Priority Unsecured Claims. Class 3 shall consist of the holders of Allowed Priority Unsecured Claims.

2.05    Class 4 Allowed General Unsecured Claims.  Class 4 shall consist of Allowed General Unsecured Claims and shall include the Dalcor Allowed Unsecured Claim.

2.06    Class 5 Dalcor and VSP Allowed Subordinated Unsecured Claim. Class 5 shall consist of the Dalcor Allowed Subordinated Unsecured Claim and the VSP Allowed Subordinated Unsecured Claim.

2.07    Class 6 Allowed Interests.  Class 6 shall consist of the holders of an Equity Security, as defined in Section 101(16) of the Code, in the Debtor and shall include any asserted right of any holder of such Equity Security to assert rights of rescission, for damages or reimbursement as set forth in Section 510(b) of the Code.

2.08    Class 7 Residual Set Off Rights.  Class 7 shall consist of any holder of an Allowed Claim secured by a right of set off which meets all of the requirements under Section 553 of the Bankruptcy Code and includes any timely filed Allowed Claim which may result from a Section 365)(n)(1)(A) election by a licensee of the Debtor, where the Debtor has a claim for unpaid royalties or license fees as well as the Acron Rejection Claim Resolution Agreement.

2.09   Class 8 VSP Residual Allowed Unsecured Claim.  Class 8 shall consist of the VSP Residual Allowed Unsecured Claim of $900,000.00.

ARTICLE III.

Treatment

3.01    Title 28 U.S.C. Section 1930 Fees.  All fees required pursuant to 28 U.S.C. Section 1930 shall, if not previously paid in full, be paid in cash on the Plan Closing Date by the Debtor from the funds set aside in the Stock Purchase Agreement.

3.02    Allowed Administrative Expenses.  Each holder of an Allowed Administrative Expense incurred in the ordinary course of the Debtor’s business, but not any of the Debtor’s professionals, if not previously paid in full pursuant to a Final Order of the Bankruptcy Court, shall be paid in accordance with the customary terms and conditions of said vendor in its dealings with the Debtor, without any further Court order.  Each holder of an Allowed Administrative Expense who is one of the Debtor’s professionals shall receive Cash equal to the unpaid amount of such Allowed Administrative Expense from that portion of the proceeds of the Winning Interest Acquisition Bid, set aside and held by Debtor’s counsel in trust, for all such professionals, which is estimated at the Confirmation Hearing to be required to be paid as of the Plan Closing Date, by such professionals, after the entry of an order of the Bankruptcy Court allowing the amount requested or some other amount as the Court, after notice and hearing determines, is proper.  All Administrative Expense Claims of Professionals for work performed through the Plan Closing Date shall be filed with the Bankruptcy Court within 30 days of the Plan Closing Date or be barred.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 9 of 34

3.03    Class 1 Ad Valorem Taxing Authorities Allowed Secured Claims.  The holders of Class 1 Ad Valorem Taxing Authorities Allowed Secured Claims shall be paid in accordance with the ordinary course of payment of such claims on or before January 31, 2010 by the Debtor, post confirmation.  This class is unimpaired.

3.04    Class 2 Dalcor Allowed Secured Claim. The holder of the Class 2 Dalcor Allowed Secured Claim shall receive treatment under the Plan dependent upon whether or not Dalcor is the Winning Interest Acquisition Bid. If Dalcor is the Winning Interest Acquisition Bid, then Dalcor shall receive:  (a) the New Espre Common Stock; and (b) any Rejection Election Royalty Payments up to the amount of the sum of Dalcor’s Allowed Secured Claim and Dalcor’s Allowed Unsecured Claim in exchange for its Allowed Secured Claim.  If some other party is the Winning Interest Acquisition Bid, then Dalcor shall receive the amount of its Allowed Secured Claim in cash at the Plan Closing Date plus Rejection Election Royalty Payments up to the amount of the sum of Dalcor’s Allowed Secured Claim and Dalcor’s Allowed Unsecured Claim in exchange for its Allowed Secured Claim.  This class is impaired.

3.05    Class 3 Allowed Priority Unsecured Claims. The holders of Class 3 Allowed Priority Unsecured Claims, which are not otherwise Disputed Claims, shall receive the allowed amount of their claims in cash on the Plan Closing Date. This class is unimpaired.

3.06    Class 4 Allowed General Unsecured Claims.  The holders of Class 4 General Unsecured Claims, which are not otherwise Disputed Claims, shall receive: a) a pro rata distribution of remaining proceeds of the Winning Interest Acquisition Bid after the provision for the reserves required to be made for Allowed Administrative Expenses of Professionals, Assumption Cure Costs and for the Litigation Fund on the Plan Closing Date; b) a pro-rata distribution from any recoveries generated from the Claims and Causes of Action - Litigation Agent; c) if applicable, the liquidated damages from a Winning Interest Acquisition Bid that does not close; and d) any Rejection Election Royalty Payments received which are in excess of the amount which would consume and reduce the sum of the Dalcor Allowed Secured Claim and the Dalcor Allowed Unsecured Claim.  Such distributions shall not include any post petition interest (at 6% per annum) on the Allowed Claims in this Class, unless and until the Allowed Claim in Class 5 is paid in full. Distributions to holders of Class 4 Allowed General Unsecured Claims will begin on the Plan Distribution Date.  This class is impaired.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 10 of 34

3.07    Class 5 Dalcor and VSP Allowed Subordinated Unsecured Claim. The holder of the Class 5 Dalcor and VSP Allowed Subordinated Unsecured Claim shall receive: a) distribution of remaining proceeds of the Winning Interest Acquisition Bid after the provision for the reserves required to be made for Allowed Administrative Expenses of Professionals, Assumption Cure Costs and for the Litigation Fund on the Plan Closing Date; and b) distribution from any recoveries generated from the Retained Claims and Causes of Action - Litigation Agent, but only after the Allowed Claims in Class 4 are paid per the provisions of Section 3.06 above, excluding post petition interest.  Distributions to the holder of the Class 5 Dalcor and VSP Allowed Subordinated Unsecured Claims will begin on or as soon after the Plan Distribution Date as circumstances warrant consistent with the requirements as to payment of prior classes.

3.08    Class 6 Allowed Interests.  The holders of Class 6 Allowed Interests shall have their Allowed Interests cancelled as of the Plan Closing Date. If the Bid Threshold is met, then the holders of Class 6 Allowed Interests will receive a pro-rata share of a) distribution of remaining proceeds of the Winning Interest Acquisition Bid after the provision for the reserves required to be made for Allowed Administrative Expenses of Professionals, Assumption Cure Costs and for the Litigation Fund on the Plan Closing Date; and b) distribution from any recoveries generated from the Claims and Causes of Action - Litigation Agent, but only after the Allowed Claims in all Classes 1-5 and 8 have been paid in full in accordance with the terms of this Plan.   Distributions to the holders of the Class 6 Allowed Interests will begin on or as soon after the Plan Distribution Date as circumstances warrant consistent with the requirements as to payment of prior classes. This class is impaired and is deemed to have rejected the Plan.

3.09    Class 7 Residual Set Off Rights.  Any holder of an Allowed Claim secured by a right of set off which meets all of the requirements under Section 553 of the Bankruptcy Code and such holder is not otherwise eliminated on account of a Section 365(n)(1)(B) election by a counter party to a rejected license agreement where the Debtor is the licensor, will be allowed to take such set off, only if: a) such creditor has timely asserted a right of set off by means of a timely filed proof of claim or such right is asserted in an adversary proceeding, regardless of if it is brought by the Debtor or the Litigation Agent after the Plan Closing Date; and b) such right of set off is not contested by the Debtor or the Litigation Agent prior to the Plan Distribution Date: i) in the form of a timely filed claims objection; or ii)  an adversary proceeding filed prior to such date or c) such right to set off is on account of the Acron Rejection Claims Resolution Agreement which may be exercised after the Confirmation Date.  If such right of set off is contested, then set off may occur only if the right to set off has been allowed by the Bankruptcy Court by entry of a final order.   The Debtor may acknowledge, in writing, the propriety of any set off properly asserted and allow such set off to occur on or after the Plan Closing Date.   This class is unimpaired.

3.10    Class 8 VSP Residual Allowed Unsecured Claim. The holder of the Class 8 VSP Residual Allowed Unsecured Claim shall receive: a) distribution of remaining proceeds of the Winning Interest Acquisition Bid after the provision for the reserves required to be made for Allowed Administrative Expenses of Professionals, Assumption Cure Costs and for the Litigation Fund on the Plan Closing Date; and b) distribution from any recoveries generated from the Retained Claims and Causes of Action   Litigation Agent, but only after the Allowed Claims in Classes 4 and 5 are paid per the provisions of Sections 3.06 and 3.07 above, excluding post petition interest.  Distributions to the holder of the Class 8 VSP Residual Allowed Subordinated Unsecured Claims will begin on or as soon after the Plan Distribution Date as circumstances warrant consistent with the requirements as to payment of prior classes.  This class is impaired.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 11 of 34

ARTICLE IV.

Impairment

4.01    Impaired Classes.  Classes 2 and 4-6 are impaired as defined in Section 1124 of the Bankruptcy Code.

ARTICLE V.

Means for Implementation of Plan

5.01    Interest Acquisition Auction. Provided that there is a Minimum Interest Acquisition Bid other than the Initial Interest Acquisition Bid, the Interest Acquisition Auction will take place just prior to the conclusion of the Confirmation Hearing at which time the Court will recess the Confirmation Hearing so that the Interest Acquisition Auction can be held.  In order for anyone, other than Dalcor’s Initial Interest Acquisition Bid, to be a participant in the Interest Acquisition Auction they must meet the requirements set forth in Plan section 1.38 and Plan Exhibit 1.38 four (4) business days prior to the Confirmation Hearing.   A Minimum Interest Acquisition Bid may only be conditioned upon the requirement that the Plan be confirmed and that a Confirmation Order has been entered.  If no other party in interest submits a Minimum Interest Acquisition Bid and the Plan is confirmed, then the Initial Interest Acquisition Bid shall prevail and shall proceed, in accordance with the terms of this Plan to the Interest Acquisition Closing.  If, however, one or more party in interest properly submits a Minimum Interest Acquisition Bid, then the Interest Acquisition Auction will be held at 9:00 a.m. on the business day prior to the Confirmation Hearing at the Debtor’s counsel’s office as set forth on the first page of the Plan.

The Interest Acquisition Auction will be conducted by Debtor’s counsel.  The Interest Acquisition Auction will begin with the last party in interest who submitted a Minimum Interest Acquisition Bid (assuming that there are a minimum of two (2) parties in interest) having the first opportunity to bid more than the Minimum Interest Acquisition Bid in $100,000 intervals up to $6,000,000 and then at $50,000 intervals thereafter.  The time of a bid submission shall be governed by the time of the delivery of the Minimum Interest Acquisition Bid requirements in Plan Section 1.38 and Plan Exhibit 1.38.   If the last party in interest to submit a Minimum Interest Acquisition Bid fails to make a higher bid, then that party is out of the auction and may not acquire the Interests in the Reorganized Debtor.  The next to the last party in interest then must increase its bid or it is out of the auction.  This process will proceed until the Winning Interest Acquisition Bid is determined.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 12 of 34

5.02    Interest Acquisition Closing.  The Interest Acquisition Closing shall occur on the Plan Closing Date.  If the Winning Interest Acquisition Bid other than the Initial Interest Acquisition Bid fails to close on the Plan Closing Date, then the Initial Interest Acquisition Bid shall close as the Winning Interest Acquisition Bid at it the $4,000,000 bid amount.  A Winning Interest Acquisition Bid which does not close will be liable for liquidated damages to the Debtor in the amount of $200,000.  The difference between the Minimum Interest Acquisition Bid and the Winning Interest Acquisition Bid which occurs at the Interest Acquisition Auction must be funded to Debtor’s counsel’s trust account two (2) business days prior to the Plan Closing Date.  Any other party who has submitted a deposit but is not the Winning Interest Acquisition Bid that closes, shall have their tendered funds, with accrued interest, less any applicable liquidated damages, returned by wire within two (2) business days.

5.03    Rules and Requirements as to the Winning Interest Acquisition Bid, which is not the Initial Interest Acquisition Bid.

a.	The funds from the Winning Interest Acquisition Bid shall be utilized as follows:

i)
Set aside as a reserve for payment of Allowed Administrative Expense Claims of professionals, to be held by Debtor’s counsel in trust, for all such professionals, as estimated by such professionals at the Confirmation Hearing to be required to be paid as of the Plan Closing Date.

ii)	Set aside $75,000 for the Litigation Fund with the Litigation Agent with Debtor’s counsel, to be funded to the Litigation Agent on the Plan Closing Date.

iii)	Set aside that amount of the Assumption Cure Costs which are, per the requirements of Section 6.01 of the Plan, required to be paid at the Plan Closing Date.

iv)
The rest and residue of the Winning Interest Acquisition Bid shall be paid by the Debtor on or before the trigger dates detailed in the treatment of each class or group, to: (A) U.S. Trustee’s office to discharge any obligations set forth Section 3.01 as of the Confirmation Date; (B) the holders of Allowed Claims in Classes 2-5 in accordance with the priorities set forth in the Plan in light of the amount of the Winning Interest Acquisition Bid; and (C) if the Winning Interest Acquisition bid is sufficient (at least $100,000), distribute any remaining proceeds to the holders of Allowed Interests.

b.
The funds or commitments required to meet the Post Confirmation Operational Funding Requirement shall be drawn upon by the Debtor, from and after the Plan Closing Date, to: i) pay any ordinary course Administrative Expenses which accrued prior to the Plan Closing Date, as they become due; ii) pay any operating short falls post confirmation; iii) make any and all reasonable and necessary capital expenditures required by the Debtor, post confirmation, in the exercise of its business judgment; iv) allow for normal and prudent increases in wages and salaries for employees and management; and v) to take any other actions relative to the Debtor which the management of the Debtor, post confirmation, deems reasonable and appropriate in accordance with otherwise accepted norms of corporate practices.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 13 of 34

5.04    Rules and Requirements as to the Initial Interest Acquisition Bid being the Winning Interest Acquisition Bid.

a.	The funds from the Winning Interest Acquisition Bid shall be utilized as follows:

i)
Set aside as a reserve for payment of Allowed Administrative Expense Claims of professionals, to be held by Debtor’s counsel in trust, for all such professionals, as estimated by such professionals at the Confirmation Hearing to be required to be paid as of the Plan Closing Date.

ii)	Set aside $75,000 for the Litigation Fund with the Litigation Agent with Debtor’s counsel, to be funded to the Litigation Agent on the Plan Closing Date.

iii)	Set aside that amount of the Assumption Cure Costs which are, per the requirements of Section 6.01 of the Plan, required to be paid at the Plan Closing Date.

iv)
The rest and residue of the Winning Interest Acquisition Bid shall be paid by the Debtor on or before the trigger dates detailed in the treatment of each class or group, to: (A) U.S. Trustee’s office to discharge any obligations set forth Section 3.01 as of the Confirmation Date; (B) the holders of Allowed Claims in Classes 3-5 in accordance with the priorities set forth in the Plan in light of the amount of the Winning Interest Acquisition Bid; and (C) if the Winning Interest Acquisition bid is sufficient (at least $100,000), distribute any remaining proceeds to the holders of Allowed Interests.

b.
The funds or commitments required to meet the Post Confirmation Operational Funding Requirement shall be drawn upon by the Debtor, from and after the Plan Closing Date, to: i) pay any ordinary course Administrative Expenses which accrued prior to the Plan Closing Date, as they become due; ii) pay any operating short falls post confirmation; iii) make any and all reasonable and necessary capital expenditures required by the Debtor, post confirmation, in the exercise of its business judgment; iv) allow for normal and prudent increases in wages and salaries for employees and management; and v) to take any other actions relative to the Debtor which the management of the Debtor, post confirmation, deems reasonable and appropriate in accordance with otherwise accepted norms of corporate practices.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 14 of 34

5.05    Issuance of New ESPRE Common Stock.  On the Plan Closing Date the Debtor shall issue, in the form of certificated securities, New ESPRE Common Stock to the holder of the Winning Interest Acquisition Bid (See Plan Section 9.08 to see the number of shares of New Espre Common Stock that will be issued).   The Plan Closing Date causes the cancellation of all pre-petition equity securities, regardless of class, and whether such equity securities are in the form or an option or other mechanism which allows for or calls for the issuance of common stock of the Debtor.

5.06    Retention of Claims and Causes of Action and Transfer of Authority to Prosecute Specific Claims and Causes of Action to Litigation Agent.  All causes of action, rights, claims and demands against any third parties, creditors, investors, individuals, insiders or other entities which the Debtor or the Debtor in Possession owns or has an interest in or can assert in any fashion, in any forum, since their formation, or which could be asserted by any  Trustee under the Bankruptcy Code, whether pre-petition or post-petition, directly or in a derivative fashion, including, but not limited to, actions under §§ 542 through 553 of the Bankruptcy Code and § 510 of the Bankruptcy Code to recover assets for the Debtor’s estate and to subordinate claims, as well as all proceeds of and recoveries on Debtor’s  Actions, are retained by the Debtor post confirmation.  The Debtor shall be, post confirmation, a representative of the estate pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code.  Those specific claims or causes of action separately set forth and identified in Plan Exhibit 5.06 shall be the Retained Claims and Causes of Action - Litigation Agent and are for the benefit of the holders of Allowed Claims in Classes 4-6 and 8 in accordance with the requirements set forth in Plan Sections 3.06-3.08 and 3.10.  All other claims and causes of action not described therein shall be Retained Claims and Causes of Action and shall be retained for the benefit of the Debtor post confirmation.

5.07    Deadline for Objections to Claims and Provisions for Disputed Claims.  The Debtor shall, by the Claims Objection Bar Date, file any and all objections to all Claims.  For purposes of calculating Pro Rata or any other distributions to be made under this Plan to holders of Claims against the Debtor in any Class, the amount of the total Allowed Claims in such Class shall be computed as if all Disputed Claims still outstanding on the date of any such distribution were allowed in the full amount thereof.  The funds held on account of those Disputed Claims shall be disbursed in accordance with the final and non-appealable order which allows or disallows that Claim.  The Debtor may settle any objection to any claim without any requirement to utilize Bankruptcy Rule 9019 or to notice any other party in interest.  The Debtor shall be the only party entitled to object to the allowance of any Claim.

5.08    Disputed, Unliquidated and Contingent Claims.  Notwithstanding any other term or condition of this Plan, disputed, unliquidated and contingent Claims or Claims objected on or prior to the Claims Objection Bar Date, shall be paid only upon allowance in accordance with the provisions of Section 502 of the Bankruptcy Code or upon the applicable appeal being final and non appealable.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 15 of 34

5.09    Specific Claims Resolution. The Debtor asserts that the following resolutions are in the best interest of this Debtor’s estate and in the best interest of its creditors:

Acron Rejection Claim Agreement.  Acron filed a proof of claim in the amount of $810,171.20 (POC #8).  The Debtor objected to POC #8 on April 22, 2009 (Docket No. 96) asserting that: i) § 502(b)(6) limited Acron’s claim to $228,622.60 which was a net secured claim of $21,642 and an unsecured claim of $206,979.00.  The Debtor also asserted that Acron had duties to mitigate those damages on account of its stated position that it had a replacement tenant.  The Acron Rejection Claim Resolution Agreement provides, that:  (a) the Debtor shall vacate the premises on or before April 30, 2009and shall leave the premises in move-in condition and will not remove any items or furniture that are owned by Acron; (b) Acron has an allowed secured claim equal to the amount of the security deposit it holds, which Acron may set off on the Confirmation Date; (c) Acron’s POC #8, beyond the security deposit amount, is withdrawn and will receive no distribution under the Plan; (d) the Debtor waives any claim it has against Acron; (e) Acron acknowledges that its claims, other than its secured portion, are discharged.  This agreement is highly beneficial.  The Debtor had intended to leave the Acron premises at the end of May, 2009.  By moving out one month earlier (to a new month-to-month space with adequate bandwidth capacity) the Debtor has assured reduction of over $200,000 of unsecured claims for the benefit of Class 4 Allowed General Unsecured Creditors.  The Debtor asserts that this resolution meets all applicable compromise standards in the 5th Circuit.

VSP Claim.  The VSP claim is a $1,500,000 claim (“POC #5) filed on March 19, 2009.  The Debtor objected to the VSP claim and sought subordination of the VSP Claim under §510(b) by means of filing an adversary proceeding at Docket No. 84 (Adversary Proceeding No. 09-3092) on April 7, 2009.  The Debtor objected to the claim being allowed as an unsecured claim because the Debtor asserts that the stock which was issued according to the terms of the last modification agreement regarding the long and somewhat tortured debtor-creditor relationship between the Debtor and VSP, et al.  The Debtor asserts that the damage claim of $1,500,000 relates to and is a claim for rescission with regard to a purchase or sale of a security of the Debtor.  VSP asserts that the transaction which generated the exchange was rife with fraud on the part of the Debtor, by and through its former management, exhibits a failure of consideration and that the nature of this transaction does not fit within the classical rationale for keeping claims of shareholders for stock purchased with the sole intent of acquiring stock from moving into creditor status.  VSP asserts that as a creditor initially, it can look back to the nature of its original claim, a $1,500,000 debt secured by a security interest, later released, does not meet the §510(b) requirements.

The Debtor agrees to resolve this dispute as follows:  (a) allow a $250,000 Class 4 Claim to VSP; (b) allow a $350,000 subordinated unsecured claim in Class 5 which shares pro-rata with Dalcor’s subordinated claim; (c) creates Class 8 and allows a $900,000 unsecured claim subordinated to all claims, but prior to shareholders.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 16 of 34

The Debtor asserts that the cost of litigating this matter would deprive unsecured creditors of funds from the sale for attorneys fees accrued prior the Plan Closing Date to dispute the claim; resolves a prospective $1,500,000 claim allowance at the general unsecured claim level by reducing it by $1,250,000 such that none of the $1,250,000 claim is paid out unless Class 4 is paid in full.  The amount of the VSP Claim is not in dispute, but its priority is in dispute.  This resolution when coupled with all of the other resolutions set forth in this Plan (MDS – from $4,350,000 to $100,000; ALL from $2,500,000 to $100,000; Acron from $206,000 to zero; and VSP from $1,500,000 to $250,000 as to Class 4, are all in the best interest of this estate and its creditors and meets the applicable requirements to compromise claims per applicable 5th Circuit authority.

ARTICLE VI.

Executory Contracts and Unexpired Leases

6.01    Assumption of Executory Contracts and Unexpired Leases.  As of the Plan Closing Date, the following pre-petition executory contracts and unexpired leases are assumed by the Debtor in accordance with section 365 of the Bankruptcy Code, to the extent that they are in fact executory contracts.  If they are not in fact executory, then the listing herein shall not cause them to have such status.  The Debtor asserts that the amount set forth next to each specific executory contract or unexpired lease, where applicable, is the amount which the counter party is due to be paid as the cure obligations under such executory contract or unexpired lease and that the sum of all such amounts is the Assumption Cure Costs for same.  If any party listed below disagrees with the amount listed for their respective cure requirements, then such counter party must file an objection to the Plan in accordance with the Order Approving the Disclosure Statement, setting the Plan Confirmation Hearing Date and Plan Objection and Ballot Deadlines:

Counter Party	Type of Agreement	Cure Required

Aetna	Service Agreement – Health Benefits	No Cure Required

Alcatel-Lucent	Collaboration Agreement	No Cure Required

BG Moore, CPA	Consultant – CFO	No Cure Required

Blideo, Inc.	Software/Royalty License Agreement	Assumed only if the July 14, 2008 addendum is avoided – otherwise rejected – No Cure Required

Edgar Filings, Ltd.	Service Agreement – File Corporate 8k, 10q’s etc	No Cure Required

Education For Free		No Cure Required

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 17 of 34

Counter Party	Type of Agreement	Cure Required

Global IP Sound, Inc.	License Agreement	No Cure Required

Holly Elliot	Consulting Agreement	No Cure Required

Illinois National Insurance	Insurance D&O	No Cure Required

Iron Mountain Intellectual Property Management	Intellectual Property Depositor	No Cure Required

Jesse Butler	Consulting Agreement	No Cure Required

Level 3 Communications	Hosting Services	No Cure Required

Live Communications, LLC		No Cure Required

Macrosolve, Inc. Dba Anyware Mobile Solutions	Joint Market Development Agreement	No Cure Required

RCG Information Technology, Inc.	Service Agreement – Contract Consultant-IT Services	No Cure Required

Sprint		No Cure Required

Telethra, Inc. dba FuratLink	Service Agreement – Hosting of VXN, servers, maintenance	No Cure Required

The Hartford	Provider of Workman’s Comp Insurance	No Cure Required

6.02   Rejection of Certain Executory Contracts and Unexpired Leases.  The  Confirmation Order will operate as an order of rejection under section 365 of the Bankruptcy Code  with respect to the following listed executory contracts and unexpired leases1 , to the extent that they are in fact executory contracts.  If they are not in fact executory, then the listing herein shall not cause them to have such status.  Any executory contract or unexpired lease which is subject to a separate motion to reject will be governed by the results of that motion, including the Motion to Reject with regard to HOVRS, or by Section 6.05 of this Plan, which specifically addresses and resolves the issues raised by such motion on account of an agreement sought to be approved by virtue of Confirmation of the Plan.

Counter Party	Type of Agreement	365(n)(1)(B) License Election “Royalties Due”
Able Broadcasting, Inc.	Consulting Agreement

____________________________

1 The Debtor reserves the right to modify which executory contracts and unexpired leases are assumed and which are rejected by means of modifying the Plan in accordance with the applicable Bankruptcy Rules of Procedure which apply at the time such modification is made during the Plan confirmation process.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 18 of 34

Counter Party	Type of Agreement	365(n)(1)(B) License Election “Royalties Due”

Acron USA	Office Lease:

All Link Live	Indemnity Obligation as to MDS Licensing of ESPRE Intellectual Property	See Section 6.05

Blideo, Inc.	Software/Royalty License Agreement Rejected if the July 14, 2008 addendum is not avoided – otherwise assumed	$300,000.00

Chao Consulting	Consulting Agreement

CFM Capital, Ltd.	Consulting Agreement – continuing confidentiality obligations

David Broderick Broderick Sports Group, LLC	Consulting Agreement

Digital Reach, Inc.	Service Agreement – IT Consultant (maintain servers)

Gaard Swanson	Consulting Agreement

Hugh R. Heinsohn	Consulting Agreement

Island Capital Management LLC	Transfer Agent Agreement – maintaining stock ownership listings

I.T. Partners, Inc.	Service Agreement – Phone System; Data/IP Voice

JMA Information Technology	Consultant – Web Application Tester

Lorgen Consulting, Inc.	Consulting Agreement

Marista Kondilas	Consulting Agreement

Media Distribution Solutions, Inc.	Intellectual Property License Agreement with addenda	$1,400,000 – See Section 6.05

Melissa Hooven	Contract Recruiter

On Gaard Productions, LLC	Consulting Agreement

Pete E. Ianace	Consulting Agreement

Phil Snowden	Consulting Agreement

R System International, Ltd.	ODC Agreement – outsource Engineering Services

Vincent Bivona	Consulting Agreement

SureCast Media, Inc.	Intellectual Property License and Distribution of Proceeds/Revenue Sharing Agreements	no known royalties currently due

Time Warner Telecom	Provider of Internet Access via T-1

Vuico, Inc.	Partnering Agreement – Video

Waterjug, S.L.	Consulting Agreement – Marketing

Worldwide Media Corp	Agreement – Introduce Projects to Golf Clients

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 19 of 34

6.03    Claims Based on Rejection of Executory Contracts and Unexpired Leases.  All proofs of claim with respect to Claims arising from the rejection of an executory contract or unexpired leases, unless a prior order specifically directs otherwise, or is otherwise addressed in the Plan, must be filed with the Bankruptcy Court within 21 days of the Effective Date (the “Rejection Claims Bar Date”) and will be required to, if applicable state:  (a) its election under 365(n)(1); and (b) its ability to pay any past due royalties under 365(n)(2)(B) if such is the counter party’s election.  Any Claims arising from rejection an executory contract or unexpired leases which are not filed on or prior to the Rejection Claims Bar Date will be forever barred from participating as a Class 4 General Unsecured Claim.   The Debtor shall object to any timely filed proof of claim on or prior to the Claims Objection Bar Date.

6.04    Rights of Licensees on Account of Rejection of License where Debtor is Licensor.  Notwithstanding any clause or portion of any executory contract where in the Debtor is the licensor, the counter party licensee has only those rights set forth in the Section 365(n) of the Code, which is set forth hereinafter, unless such counter party has had its dispute resolved pursuant to applicable terms of this Plan in Section 6.05.  The Debtor reserves the right to contest any party’s assertion regarding what Section 365(n) provides and whether what is sought by the counter party is with in the scope of the protections afforded by that section:

(n)(1) If the trustee rejects an executory contract under which the debtor is a licensor of a right to intellectual property, the licensee under such contract may elect–

(A) to treat such contract as terminated by such rejection if such rejection by the trustee amounts to such a breach as would entitle the licensee to treat such contract as terminated by virtue of its own terms, applicable nonbankruptcy law, or an agreement made by the licensee with another entity; or

(B) to retain its rights (including a right to enforce any exclusivity provision of such contract, but excluding any other right under applicable nonbankruptcy law to specific performance of such contract) under such contract and under any agreement supplementary to such contract, to such intellectual property (including any embodiment of such intellectual property to the extent protected by applicable nonbankruptcy law), as such rights existed immediately before the case commenced, for–

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 20 of 34

(i) the duration of such contract; and

(ii) any period for which such contract may be extended by the licensee as of right under applicable nonbankruptcy law.

(2) If the licensee elects to retain its rights, as described in paragraph (1)(B) of this subsection, under such contract–

(A) the trustee shall allow the licensee to exercise such rights;

(B) the licensee shall make all royalty payments due under such contract for the duration of such contract and for any period described in paragraph (1)(B) of this subsection for which the licensee extends such contract; and

 (C) the licensee shall be deemed to waive–

(i) any right of setoff it may have with respect to such contract under this title or applicable nonbankruptcy law; and

(ii) any claim allowable under section 503(b) of this title arising from the performance of such contract.

 3) If the licensee elects to retain its rights, as described in paragraph (1)(B) of this subsection, then on the written request of the licensee the trustee shall–

(A) to the extent provided in such contract, or any agreement supplementary to such contract, provide to the licensee any intellectual property (including such embodiment) held by the trustee; and

(B) not interfere with the rights of the licensee as provided in such contract, or any agreement supplementary to such contract, to such intellectual property (including such embodiment) including any right to obtain such intellectual property (or such embodiment) from another entity.

 4) Unless and until the trustee rejects such contract, on the written request of the licensee the trustee shall–

(A) to the extent provided in such contract or any agreement supplementary to such contract–

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 21 of 34

(i) perform such contract; or

(ii) provide to the licensee such intellectual property (including any embodiment of such intellectual property to the extent protected by applicable nonbankruptcy law) held by the trustee; and

(B) not interfere with the rights of the licensee as provided in such contract, or any agreement supplementary to such contract, to such intellectual property (including such embodiment), including any right to obtain such intellectual property (or such embodiment) from another entity.

Any counter party to a rejected license detailed in Section 6.02 of the Plan, which is not subject to a separate motion regarding these issues, must make its 365(n)(1) election on or before the Rejection Claims Bar Date.  Such election shall be set forth in a Proof of Claim setting forth termination damages if the counter party elections § 365(n)(1)(A) or by filing a notice with the Court and counsel for the Debtor if the counter party elects § 365(n)(1)(B).  Any counter party who elects rights under § 365(n)(1)(B) must pay the Debtor any past due license fees and royalties;  must fund any past due license or royalties due as of the Plan Closing Date as set forth in the chart above.  Failure to fund same will entitle the Debtor to object to the counter party’s election and request it be voided for failure to comply with the requirements of § 365(n)(1)(B).

Section 6.05 Resolution of Section 365(n) Dispute and Unsecured Claims which have been or could be asserted by Medial Distribution Solutions (“MDS”)and All Link Live (“ALL”).   MDS has heretofore filed a proof of claim in the amount of $4,350,000.  ALL will timely file its rejection proof of claim in order that it may be able to vote, based upon an absolute termination (365(n)(1)(A) of: a) the Intellectual Property License Agreement (“IPL Agreement”) between the Debtor and Media Distribution Solutions, LLC (“MDS”), dated April 14, 2006, as amended; and b) the Debtor’s obligations under Software and Technology Sublicense Agreement between the Debtor, MDS and All Link Live, Inc. (“ALL”) dated November 30, 2007 (“STSA Agreement”), as applicable.  Additionally MDS maintains that it has terminated the IPL agreement pre -petition and as such is entitled to specific relief not affected by Section 365(n) and is entitled to the return of 1,000,000 shares of MDS’s stock for $1.00.  The Debtor vehemently disputes both the amount of the claims asserted by MDS and ALL and MDS’s assertion that there was a pre-petition termination of the IPL Agreement or that there is any viable right to acquire the MDS stock for $1.00.  After detailed and intense negotiations brought on by the Debtor’s Expedited Motion to Reject Executory Contract with Media Distribution Solutions, LLC and to Set §365(n)(1) Election and Proof of Claim Bar Date (Docket No. 52), the Debtor, MDS and ALL have come to the following agreement to resolve the §365(n)(1) election issues by providing for the following  resolutions with regard to each parties claims against the other.

The IPL Agreement will be rejected, but will receive a modified 365(n)(1)(B) election (collectively hereinafter “Modified License Lite”).  Capitalized terms contained in this Section 6.05(a), which are not other defined in Section 6.05 or in the Plan, shall have the same meaning attributed to them in the IPL Agreement:

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 22 of 34

a)
MDS will retain a fully paid up non exclusive license in perpetuity, inclusive of any rights to utilize the following specifically defined technology, which will not affect the limited exclusivity granted to ALL for the Adult Sexual Entertainment Market (as defined below) by MDS as its sub-licensee:

all research and development information, intellectual property (including intellectual property upon expiration or abandonment of patents), improvements, know-how, trade secrets, works of authorship, technical data, compilations, methods, processes, Object Code relative to image and video compression applications, and any derivative applications thereof including API’s and SDK’s developed by the Debtor, which deliver, encode, decode, compress, record, store host images or video content to which the Debtor owns the Intellectual Property Rights and which is necessary for and/or supports MDS's ability to create, perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, sublicense, display, publish, transmit and/or distribute the Software in the business-to-consumer and consumer-to-consumer markets in the Territory, including, without limitation, online classifieds, entertainment applications, direct consumer-oriented online communities.) as that technology exists on the Petition Date, which specifically includes,  the Espre Live Media Engine as it existed when “Build 185" was saved on February 5, 2009 at 11:03 a.m., as well as the “build log” for events up to and prior to February 5, 2009 at 11:03 a.m. (collectively the "Rejection License Technology").

The Rejection License Technology does not include: (i) any Source Code, which collectively consists of:  (A) the series of un-compiled instructions or any part thereof in human readable form, test programs and program specifications, compiler and assembler descriptions comprising a portion of the Rejection Licensed Technology; and (B) descriptions and locations of excluded technology required to use or support the Rejection Licensed Technology; (ii) any access to the Debtor’s network(s) for any applications.

b)
The non exclusive license to the Rejection License Technology which MDS retains herein, is to be utilized by MDS solely for the purpose of meeting the requirements which MDS may have with regard to two (2) specific sub-licensees2: i) ALL (with respect to the limited exclusivity granted to ALL for the Adult Sexual Entertainment Market (as defined below)); and: ii) Vizeo Solutions, Ltd., to the extent provided in such sub-license agreement.  No other use of the Rejection License Technology is authorized herein as to MDS.  Neither ALL or Vizeo nor MDS have any authority or right to sublicense the Rejection License Technology to any third party.

_____________________________

2  Nothing herein prohibits: a) MDS and ALL or MDS and Vizeo from modifying their specific sub-licenses in order to incorporate or adopt any changes occasioned herein; b) providing for releases of liability or termination of duties, not inconsistent with the license between the Debtor and MDS as set forth in Modified License Lite; or c) MDS from refusing to pass through to either sub-licensee who fails to meet MDS’s requirements noted in subpart b) of this footnote, to allow access to the Rejection License Technology.  However, MDS covenants that no modification to such sub-licenses with ALL or Vizeo shall: i) have the effect of making the Debtor a direct licensor to either ALL or Vizeo; ii) cause the sub-license (as modified herein or by separate agreement) from MDS to ALL or from MDS to Vizeo to be cancelled or terminated (except as otherwise provided herein); or iii) cause MDS to transfer its license with the Debtor, as modified herein, to any other party whatsoever, for any reason.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 23 of 34

c)
ALL’s sub-license from MDS is and shall be a worldwide, perpetual, irrevocable and royalty-free right and license to use the Rejection License Technology in any manner deemed necessary by ALL, in ALL’s sole discretion, to create, perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, sublicense, display, publish, exploit, transmit and/or distribute ALL’s combined software product comprised of the Rejection License Technology and ALL’s derivative work(s) thereof (each an “ALL Derivative Work”); including, without limitation, the rights to:

(i)	use and copy the object code of the Rejection License Technology to create ALL Derivative Works (but not transfer or copy the object code itself for any other use);

(ii)
de-compile, the Rejection License Technology object code solely as required to create, maintain, support and/or troubleshoot ALL Derivative Works (but not transfer or copy the object code itself for any other use);

(iii)	create, distribute and/or make available documentation for use with ALL Derivative Works; and

(iv)
to license, sublease, use, copy, develop and market the ALL Derivative Works.  ALL shall have the exclusive right to utilize the Rejection License Technology in connection with the business-to-consumer and/or consumer-to-consumer markets exclusively for adult sexually oriented material, adult sexual entertainment applications, and/or direct adult sexually related consumer-oriented online communities (collectively, the “Adult Sexual Entertainment Market”).

The Debtor and MDS acknowledge and agree that ALL’s use and exploitation of the Rejection License Technology in the Adult Sexual Entertainment Market shall be exclusive and the Debtor and MDS each agree not to license, sub-license, provide, make available or otherwise distribute the Rejection License Technology or their respective derivative works thereof to businesses or individuals operating in the Adult Sexual Entertainment Market. Except with respect to the Rejection License Technology incorporated therein, ALL shall maintain all right title and interest in and to the ALL Derivative Works.  ALL expressly covenants that it will not make any reference, representation, identification, attribution or in any manner or fashion state that any ALL Derivative Work(s) utilizes the Rejection License Technology or that there is any utilization of any intellectual property of the Debtor with regard to the ALL Derivative Works or any aspect of ALL’s business.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 24 of 34

d)
ALL acknowledges that any rights which it may acquire under any agreement with MDS are derived solely from MDS' rights in the Rejection License Technology arising under MDS' Modified 365 Election and are limited to the rights set forth in this Proposal.  Any agreement made in accordance with this Proposal, together with the Debtor's modified plan of reorganization to the extent applicable, shall operate as a modification of the STSA Agreement. The grant of a sublicense by MDS to ALL shall be without warranty, representation or covenant of any kind other than set forth in this paragraph.  MDS warrants that, immediately before the Petition Date, MDS held rights in certain technology licensed under the IPL Agreement.  Other than the modified grant of a sublicense as set forth herein, ALL agrees to release, disclaim and discharge MDS and the Debtor from any and all other claims or obligations of MDS or the Debtor arising under or in connection with the ALL Sublicense Agreement, including but not limited to any obligation to provide ALL with updates and upgrades to the Rejection License Technology, as those terms are defined therein, and any obligation of MDS to request or provide support, information, maintenance or technical assistance of any kind from the Debtor for the Rejection License Technology. The parties shall execute, prior to or simultaneously with the confirmation of the Debtor's Plan (as amended), a full and mutual release memorializing the terms set forth in this paragraph.  Such release shall be subject to and conditioned upon completion of the terms of this Proposal.

e)
Vizeo may, however, utilize the Rejection License Technology, solely in conjunction and solely to the extent of the grant of sub license set forth in their contractual relationship with MDS, in creating derivative works which are developed from the Rejected License Technology ("Vizeo Derivative Works").  Such derivative works may only be utilized by Vizeo or any of its sub-licensees, which specifically excludes MDS or any of its affiliates or insiders or affiliates of such insiders.  All derivative work requested by Vizeo, which requires the Debtor's experience, technology or Source Code with regard to the Rejection License Technology, must be made through MDS.  the Debtor will have no direct contact with Vizeo.  MDS and the Debtor will in good faith negotiate the costs, expenses and technical requirements of any work requested of the Debtor, the payment of which MDS shall be responsible, so that MDS can meet its contractual obligations to Vizeo.  The Debtor agrees not to unreasonably withhold information or unreasonably deny requests from MDS on behalf of Vizeo for support, information, maintenance or technical assistance of any kind for the Rejection License Technology.  In addition, to the extent authorized by MDS and requested by MDS on behalf of Vizeo, Vizeo shall have the right to (i) use and copy the object code of the Rejection License Technology to create Vizeo Derivative Works (but not transfer or copy the object code itself for any other use), (ii) decompile, the Rejection License Technology object code solely as required to create, maintain, support and/or troubleshoot Vizeo Derivative Works (but not transfer or copy the object code itself for any other use), (iii) create, distribute and/or make available documentation for use with Vizeo Derivative Works, and (iv) to license, sublease, use, copy, develop and market the Vizeo Derivative Works.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 25 of 34

Section 6.05 a)–e) modify MDS’s rights under 365(n)(1)(B), (n)(2)(A) and (n)(3) and limits any rights of MDS to the contrary per the IPL Agreement.  Except as expressly provided herein, ALL and Vizeo are granted no rights whatsoever, herein, as to the Debtor.  The STSA Agreement shall remain as a rejected executory contract under the Debtor’s Plan.

f)	MDS shall be relieved of any obligations under 365(n)(2)(B) and (C), on the Plan Closing Date, on account of compliance by MDS with the following provisions of the Modified 365 Election:

i)
MDS consents in writing to the amendment of its currently filed proof of claim in the amount of $4,350,000 to an Allowed Claim for $100,000 (the “Modified MDS Claim”) by filing the Modified MDS Claim on or before the Plan Closing Date; and

ii)
MDS consents in writing to the filing of a motion to change its vote with regard to its currently filed proof of claim from one against the Plan to one in favor of the Debtor’s Plan as amended or modified hereinafter and will consent in writing to the modifications to the Plan.

Any other portion of Section 365(n)(1)(B) through (n)(3)(B) not modified herein shall remain in effect as set forth therein and be applied as construed through applicable case law, including but not limited to the Debtor being relieved of any obligation, on account of the IPL Agreement, to supplement, upgrade, update or otherwise perform any function relative to same not set forth above or in the unaffected portions of Section 365 above referenced.  The Debtor further has no obligations to MDS under Section 365(n)(4).

g)
The Debtor shall assign and transfer all right, title, and interest in and to the 1,000,000 shares of MDS stock it owns (the “Debtor’s MDS Shares”) to MDS, free and clear of all liens, claims, charges, voting agreements, security interests, proxy rights, options or other legal or equitable encumbrances, on the Plan Closing Date on account of MDS lowering its proof of claim from $4,350,000 to $100,000.

h)
ALL has filed it’s a proof of claim in the amount of $500,000,000 as to indemnification or other damages it alleges it has suffered under the STSA Agreement.  ALL will amend its proof of claim, on or before April 23, 2009 to $2,500,000 (the “Revised ALL P of C”).  ALL has agreed with MDS to accept the rights to the Rejection License Technology which MDS is granted herein on a limited basis then ALL shall thereafter:

i)	consent in writing to the amendment of the Revised ALL P of C, to an Allowed Claim for $100,000 (the “Modified ALL Claim”) by filing the Modified ALL Claim on or before the Plan Closing Date; and

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 26 of 34

ii)
consent in writing to the filing of a motion to change its vote with regard to the Revised ALL P of C from one against the Plan to one in favor of the Debtor’s Plan as amended or modified hereinafter and will consent in writing to the modifications to the Plan;

The Debtor asserts that this resolution is in the best interests of this Debtor’s estate and in the best interests of it creditors.  Proceeding to litigate the §365 (n) issue would be lengthy and complicated and will likely result in extremely large claims in this case which will significantly dilute the distributions to be made to unsecured creditors in this case and make even more remote, the prospect that any recovery on any causes of action retained by the Litigation Agent will ever be able to be paid to the holders of the Debtor’s pre-petition equity securities.  Litigating the matter will result in significant in crease in administrative claims further increasing the reduction of the dividend to unsecured creditors and further distance any prospect of distribution to equity securities.  The sale of the MDS stock in partial exchange for the elimination of $4,250,000 of claims in this case, even, if overstated, is more a potential concern of Dalcor as the secured creditor with the right to such stock and whatever value it may have.  By Dalcor also consenting to this treatment, the benefit analysis becomes easier to meet.  The elimination of the $500,000,000 proof of claim down to a more probable $2,500,000 claim and the subsequent significant reduction of the Revised ALL P of C on account of the Modified ALL Claim, based upon ALL’s consent to the revised sub-license, will also serve the same purpose for the same reasons.  The Debtor asserts that this settlement is an appropriate exercise of its rights to compromise controversies under Rule 9019 and that the Confirmation of the Plan will serve to approve the resolutions set forth above.

ARTICLE VIII.

Voting

7.01    Impaired Classes to Vote.  Each impaired class of Claims will be entitle to vote separately to accept or reject Plan depending upon the statement of impairment set forth at the end of the treatment set forth in the Plan.  A holder of a Disputed Claim that has not been temporarily allowed for purposes of voting on the Plan  may vote the Disputed Claim in a amount equal to the portion, if any, of the Claim shown as fixed, liquidated and undisputed in the Debtor’s Schedules only after having sought to have their Claim allowed for voting purposes pursuant to the Rules.

7.02    Acceptance by Class of Creditors.  A class will have accepted the Plan if a class has accepted the Plan by at least two-thirds in amount and more than one-half in number of the Allowed Claims  (Or those allowed solely for voting purposes) of the class actually voting.

7.03    Cramdown.  If any impaired class fails to accept the Plan, then the Debtor requests that the Bankruptcy Court to confirm the Plan in accordance with the provision of section 1129(b) of the Bankruptcy Code.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 27 of 34

ARTICLE VIII.

Litigation Agent

8.01    Authorization and Appointment of the Litigation Agent. Upon the entry of the Confirmation Order, the Litigation Agent shall be appointed as the Section 1123(b)(3)(B) representative of the estate as the to Retained Claims and Causes of Action - Litigation Agent.  The Litigation Agent shall have sole control and decision making authority with regard to the Litigation Fund and the prosecution, settlement or abandonment of any of the Retained Claims and Causes of Action.  The Debtor shall implement any required distribution on account of any decision made by the Litigation Agent without need of any further order of the Bankruptcy Court.   The entry of the Confirmation Order shall be deemed, in said order, to meet or otherwise be a sufficient equivalent of shareholder and director approval of the Litigation Agent’s appointment and the Litigation Agent’s power and authority, as more specifically set forth herein.

8.02   Powers and Duties of the Litigation Agent.

(a)       Maintenance, safekeeping, and liquidation of assets. Subject to the provisions of this Plan, the Litigation Agent will take possession of the Litigation Fund and will conserve and protect same. The Litigation Agent will have the discretion and in the exercise of good faith business judgment, the ability to carry out the purposes of the charge given to the Litigation Agent by the Plan and shall have no liability except for willful misconduct, fraud, or gross negligence. Subject to the foregoing, the Litigation Agent will have the right and power to enter into any contracts or agreements, to execute, acknowledge, and deliver any and all instruments that are necessary, required, or deemed by the Litigation Agent to be advisable in connection with the performance of its duties thereunder and to carry out the requirements of the Plan.  However, the Litigation Agent is not authorized to bind the Debtor in any way shape or manner, either directly or on any basis of apparent authority, with regard to any of the duties which the Litigation Agent is empowered to perform per the Plan.

(b)       Hire professionals. The Litigation Agent shall have the right to hire professionals and to incur expenses in order to pursue Retained Claims and Causes of Action - Litigation Agent and shall be entitled to pay such expenses without approval by the Bankruptcy Court, solely from the Litigation Fund.

(c)       Distributions. The Litigation Agent shall deliver funds to the Debtor to make distributions to holders of Allowed Claims and Interests, as set forth in the Plan when the Litigation Agent has resolved any of the Retained Claims and Causes of Action or has determined that, in light of the circumstances, that a distribution is justified.

(d)       Payment of quarterly fees. So long as the Debtor retains and is prosecuting any of the Retained Claims and Causes of Action, the Debtor shall pay quarterly fees.  However, once the Debtor delivers to the Litigation Agent, a certificate that it no longer has: (A) any outstanding Claims Objection to Address; and (B) that the Debtor has resolved (be that by settlement, a determination to  not pursue or has otherwise secured a resolution which the Debtor deems adequate), then the Litigation Agent shall be responsible for timely payment of United States Litigation Agent quarterly fees incurred pursuant to 28 U.S.C. § 1930(a)(6) from and after the delivery of such certificate. Any fees due as of Confirmation will be paid in full on the Plan Closing Date. After Confirmation, the Litigation Agent shall pay such quarterly fees as they accrue until the Case is closed. The Litigation Agent shall file with the Court and serve on the United States Litigation Agent a quarterly financial report for each quarter (or portion thereof) that the Case remains open in a format prescribed by the United States Litigation Agent.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 28 of 34

(e)      Release. The Litigation Agent will be released and indemnified by the Debtor, post confirmation, for all obligations and liabilities of the Debtor, save and except those duties and obligations of the Litigation Agent set forth in the Plan and those attributable to the gross negligence or willful misconduct of the Litigation Agent.

(f)       Access to the Bankruptcy Court. The Litigation Agent shall be entitled to the full benefit of, and to exercise all powers incident to, the jurisdiction retained by the Bankruptcy Court pursuant to Section 9.06 of this Plan, consistent with the Litigation Agent’s charge hereunder.

(g)       Compensation.  The Litigation Agent will be entitled to receive compensation for services rendered on the basis of an hourly rate of $200 per hour.

ARTICLE IX.

General Provisions

9.01    Modification of Plan.  The Debtor may, pursuant to Section 1127(a) of the Bankruptcy Code, modify the Plan at any time prior to the entry of the Confirmation Order, but such modification shall not affect the right of any Minimum Interest Acquisition Bid submitted prior to such modification being filed to withdraw same per the requirements set forth in Section 1.38 of the Plan.  After the Plan Closing Date, the Debtor, as reconstituted may, pursuant to Section 1127(b) and (c) of the Bankruptcy Code and with approval of the Bankruptcy Court, modify or amend the Plan in a manner that does not materially or adversely affect the interests of Persons affected by the Plan without having to solicit acceptance of such modification, and may take such steps as are necessary to carry out the purpose and effect of the Plan as modified.

9.02    Post-Confirmation Fees and Financial Reports.  The Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6), until it has resolved the Retained Claims and Causes of Action as set forth in Section 5.06 of the Plan, at which time, said fees shall be paid by the Litigation Agent from the Litigation Fund.

9.03    Further Actions.  Pursuant to Section 1142(b) of the Bankruptcy Code, the Confirmation Order shall operate as an order of the Court directing the Debtor and any other necessary parties to execute and deliver or join in the execution and delivery of any instrument required to perform any act that is necessary for the consummation of this Plan.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 29 of 34

9.04    Captions.  Captions used in this Plan are for convenience only, and shall not affect the construction of the Plan.

9.05    Jurisdiction of the Bankruptcy Court.  After the entry of the Confirmation Order, the Court will retain jurisdiction for the following purposes for the Debtor or the Litigation Agent to utilize:

a)
to determine the classification and priority of all Claims against or Interests in the Debtor and to reexamine any Allowed Claim or Allowed Interest.  The failure by the Debtor or any party-in-interest initially to object to or to examine any Claims or Interests shall not be deemed to be a waiver of their rights to object to any such Claim or Interest or cause any such Claim or Interest to be reexamined, in whole or in part so long as such request is done prior to the Claims Objection Bar Date;

b)
to determine  allowance of Claims for damages with respect to rejection of any such Executory Contracts or unexpired leases which are filed on or before the Rejection Claims Bar Date, as well as resolving any issue which arise under § 365(n) including but not limited to what a 365(n)(2)(B) election requires the counter party to pay to the Debtor;

c)	to hear and determine all applications for compensation and other Administrative Expenses;

d)
to conduct hearings on valuation, as necessary, and to determine whether any party-in-interest is entitled to recover against any Person any claim, whether arising under Section 506(c) of the Bankruptcy Code, or arising out of a voidable preference, a fraudulent transfer, or otherwise, whether such avoidable transfer occurred prior to or after the Petition Date;

e)
to hear and determine any and all pending adversary proceedings or contested matters as well as any matters brought post confirmation by the Debtor or the Litigation Agent in accordance with Section 1123 (b)(3)(A) or (B);

f)	to determine any modification of the Plan after Confirmation pursuant to Section 1127 of the Bankruptcy Code;

g)	to determine all matters, controversies and disputes arising under or in connection with the Plan or the application or disposition of the Estate Property;

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 30 of 34

h)	to enter any order, including injunctions, necessary to establish and enforce the rights and powers of the Debtor under the confirmed Plan;

i)	to enter and implement such orders as may be necessary and appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, or vacated;

j)
to hear and determine by entry of orders or judgments matters concerning local, state, and federal taxes and all tax Claims pursuant to Sections 346, 505, 525, and 1146 of the Bankruptcy Code and all Claims or actions by governmental units;

k)	to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or Substantial Consummation of the Plan, or any Person’s obligation thereunder;

l)	to enter a final decree pursuant to Rule 3022 of the Bankruptcy Rules; and

m)	to hear and determine any disputes over the extent, validity or priority of a lien or whether a lien prohibits or restricts any use of the property subject to such lien.

9.06    Cramdown.  If any impaired Class under the Plan fails to accept the Plan in accordance with Sections 1126 and 1129(a)(8) of the Bankruptcy Code, the Debtor may exercise the right to request the Bankruptcy Court to confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code.

9.07    Interest, Penalties, Fees and Plan Modifications.  Except as expressly stated in the Plan, or allowed by the Court, no interest, penalty or late charge is to be Allowed on any Claim subsequent to the Petition Date.  No attorney’s’ fees will be paid with respect to any Claim except as specified in the Plan or as allowed by an order of the Court.  After Confirmation, the Debtor may, with the approval of the Court, and so long as it does not materially or adversely affect the interest of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and effect of the Plan.

9.08    Corporate Governance Post Plan Closing Date.  The Debtor shall retain its pre-petition state of incorporation and its certificate of incorporation and by-laws as amended to date and as further amended, as necessary to implement the Plan.  If such existing documents contain any provisions contrary to the requirements of 1123 (a)(6) such provisions shall be stricken or modified to make them comply with such requirements.  One Million Two Hundred Fifty Thousand (1,250,000) shares of New ESPRE Common Stock will initially be issued per the provision of the Plan. The authorized capital stock will be Two Million Five Hundred (2,500,000) shares of New ESPRE Common Stock.  The number of directors of the Debtor, post confirmation, will be three (3), but may be changed in the future in accordance with otherwise applicable state law and the Debtor’s certificate of incorporation and bylaws.  The officers and directors of the Debtor on the Plan Closing Date, if the Initial Interest Acquisition Bid is the Winning Interest Acquisition Bid, with the any initial compensation to be received are noted as follows:

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 31 of 34

Officers:

William Hopke3	President, CEO and Treasurer - $200,000 annual compensation.

David Espenlaub	Vice President, CTO and Secretary - $165,000 annual compensation

Board of Directors:

William Hopke	David Espenlaub	Oliver Chappaz

As set forth Plan Exhibit 1.38 any party in interest wishing to put forth a Minimum Interest Acquisition Bid, must make a similar detailed designation as part of the requirements to participate in the Interest Acquisition Auction.

Election of Directors:

Each member of the initial Board of Directors of the Debtor will be in place until the next annual meeting or until their earlier resignation, death, incapacity or removal.  At such next annual meeting, holders of New ESPRE Common Stock are to elect three (3) directors.  Directors may be removed prior to such next annual meeting by the holders of a majority of the shares entitled to elect such directors.

Confirmation as Equivalent to Stockholder Approval:

The entry of the Confirmation Order will be deemed to meet all necessary stockholder approval requirements under any applicable provisions of Nevada law necessary to take any of the corporate actions set forth in the Plan.

9.13    Issuance of Shares.  Because the Debtor will be privately held on the Plan Closing Date, all of the New ESPRE Common Stock issued under the Plan is otherwise subject to securities laws and regulations relative to their transferability.

9.14    Private Company.  The Debtor, upon entry of the Confirmation Order, shall no longer be a registered publicly traded company or a public reporting company.  The Debtor shall promptly before the Plan Closing Date take all necessary steps to assure that it is delisted and no longer a reporting company, including, but not limited to filing a Form 15 with the Securities and Exchange Commission.
__________________________

3 More information on each of the officers and directors is set forth in the Disclosure Statement.

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 32 of 34

9.15    Final Decree.  Upon the resolution of the Retained Claims and Causes of Action and Retained Claims and Causes of Action - Litigation Agent, whether by litigation, resolution or the decision of the Debtor or the Liquidating Agent to terminate and disburse, as the case may be, the Debtor shall promptly file a motion for entry of final decree pursuant to Bankruptcy Rule 3022.

ARTICLE X.

Effect of the Plan on Claims and Interests

10.01 Discharge of Claims.  Upon the Confirmation Order becoming a Final Order, the Debtor will be discharged from all claims or other debts that arose before the Confirmation Date as set forth in Section 1141 of the Code.  Additionally, all Persons who have claims against the Debtor which arise prior to the Confirmation Date shall also be prohibited from asserting such claims against the Debtor, except as provided in the Plan.

10.02 Permanent Injunctions.  Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or liability against the Debtor or an interest or other right of an equity security holder in the Debtor are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities or interests: (1) commencing or continuing in any manner any action or other proceedings against the Debtor or the Debtor’s property; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor or the Debtor’s property; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor or the Debtor’s property; (4) asserting against the Debtor or the Debtor’s property a set off, right or claim of subordination or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

10.03 Revesting and Vesting.  Except as otherwise provided in the Plan, on and after the Effective Date, all Property of the Debtor’s estate shall vest in the Debtor free and clear of all claims, liens, debts, liabilities, charges, interests and other encumbrances.

Dated: April 27, 2009	Submitted by:

ESPRE SOLUTIONS, INC.

	By:	/s/ William Hopke
William Hopke, President/CEO

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 33 of 34

E. P. Keiffer (SBN 11181700)
Wright Ginsberg Brusilow P.C.
The Elm Place Building
1401 Elm Street, Suite 4750
Dallas, TX  75202
Phone: (214) 651-6500
Fax:      (214) 744-2615
E Mail:  pkeiffer@wgblawfirm.com

ATTORNEYS FOR DEBTOR

SECOND AMENDED PLAN OF REORGANIZATION, AS MODIFIED - Page 34 of 34